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                                                                   EXHIBIT 99.1


                             [SOLECTRON LETTERHEAD]

                                                                            NEWS
                                                                         RELEASE

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Contacts:

Solectron Corporation                    Texas Instruments Incorporated
Jeffrey F. Cox/Milpitas, Ca              Neil McGlone/Austin, TX
(408)956-6688                            (512)250-4105

                                         Buddy Price/Dallas, TX
                                         (214)995-2355


For Immediate Release:

                           SOLECTRON TO ACQUIRE TI'S
                          CUSTOM MANUFACTURING BUSINESS

     Milpitas, CA - January 30, 1996 - Texas Instruments Incorporated (NYSE:TXN) and Solectrom Corporation (NYSE: SLR) today announced that they have reached agreement for Solectron to purchase TI's custom manufacturing services (CMS) business. This business, with headquarters in Austin, Texas, will be acquired for approximately $130 million subject to adjustments at closing. Solectron, an increasingly important semiconductor customer of TI, will be recognized by TI as a strategic supplier of electronics manufacturing services.

     Under terms of the agreement, Solectron will purchase the assets of TI's CMS business in Austin, Texas and Kuala Lumpur, Malaysia and will offer employment to all TI-CMS employees at both sites. Solectron will lease space in TI's Austin and Malaysia facilities and will continue production at these sites.

     TI'S CMS operations located in Aversa, Italy are not included in the sale and will remain under TI ownership and management. This facility will provide manufacturing services for Solectron on a turnkey or sub-contract basis.

     "TI is one of the premier electronics manufacturers and we are very excited about the relationship we are developing," said Dr. Koichi Nishimura, Solectron President and CEO. "This transaction is expected to provide our customers with additional regional manufacturing capacity and improved execution when their product designs utilize TI semiconductor components."

     "Custom manufacturing is Solectron's only business and they have been highly successful in expanding their operations worldwide," said David D. Martin, TI Executive Vice President. "This transaction will enable us to better focus our resources on TI's strategic businesses while providing excellent growth opportunities for the people who have made TI's CMS business a world-class operation. We also expect this transaction to be the first step in a longer-term partnership with Solectron."

                                     -more-

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[SOLECTRON LOGO]

SOLECTRON TO ACQUIRE TI'S CUSTOM MANUFACTURING BUSINESS                   PAGE 2


     TI's other operations in Austin and Kuala Lumpur will not be affected by this transaction and will continue to operate at their present locations.

     Solectron's purchase of TI's CMS business is expected to be completed by April 1996. No other terms of the transaction were disclosed. Completion of the purchase of TI's CMS business is subject to appropriate regulatory and corporate approvals.

     Texas Instruments Incorporated, headquartered in Dallas, Texas, is a high-technology company with sales or manufacturing operations in more than 30 countries. TI products and services include semiconductors; defense electronics and communications systems; software productivity tools; printers, notebook computers and consumer electronics products; electrical controls and metallurgical materials.

     Founded in 1977, Solectron is a global supplier of pre-manufacturing, manufacturing, and post-manufacturing services to electronics original equipment manufacturers. The company received the 1991 Malcolm Baldrige National Quality award and has received more than 80 other quality and service awards from its customers. Solectron had revenue of $2.1 billion in fiscal 1995 and has US manufacturing operations in California, North Carolina, and Washington state; European manufacturing operations in France, Germany, and Scotland; and an Asian manufacturing operation in Malaysia, as well as a program office in Japan. Solectron's worldwide headquarters are located at 777 Gibraltar Drive, Milpitas, California 95035.

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